Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. REACHES AGREEMENT WITH PINNACLE ENTERTAINMENT, INC. TO ACQUIRE PINNACLE’S REAL ESTATE ASSETS

•	Pinnacle Shareholders Will Receive 0.85 Shares of GLPI Per Pinnacle Share and One Share of OpCo

•	Combination Will Create 3rd Largest Publicly Traded Triple-Net REIT, With Extensive Scale, Diversified Tenant Base, Broad Financial Resources and Enhanced Growth Opportunities

•	Combined REIT Will Own 35 Casino and Hotel Facilities in 14 States

•	Pinnacle’s OpCo Well Positioned for Growth and Will Have a Prudent Capital Structure

•	Enables Pinnacle to Complete Separation in the First Quarter of 2016

•	Transaction to Add $377 Million in Initial Rent Revenues to GLPI in the First Year After Close and Subject to Certain Escalators Thereafter

•	GLPI Anticipates Low Double-Digit Percentage Accretion to Pro Forma Adjusted Funds From Operations Per Share in First Year After Close

•	GLPI Expects Annual Dividend Per Share to Increase by Approximately a Low Double-Digit Percentage in First Full Year

•	GLPI Expects Leverage Ratio of 5.5X

•	GLPI to Host Investor Call Today at 9:00 AM ET; Pinnacle to Host OpCo Focused Conference Call Today at 11:00 AM ET

WYOMISSING, PA and LAS VEGAS, NV - July 21, 2015 - Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and Pinnacle Entertainment, Inc. (NYSE: PNK) today jointly announced that they have entered into a definitive agreement under which GLPI will acquire substantially all of Pinnacle’s real estate assets in an all-stock transaction.

Under the terms of the agreement, which was unanimously approved by both companies’ Boards of Directors, Pinnacle’s operating business and the real property of Belterra Park Gaming & Entertainment will be spun off into a separately traded public company (“OpCo”) and the real estate assets held by the remaining company (“PropCo”) will be acquired by GLPI. Pinnacle shareholders will receive a fixed exchange ratio of 0.85 GLPI common shares per Pinnacle share for PropCo. Pinnacle shareholders will also receive one share of OpCo common stock for each share of Pinnacle they own.

“Pinnacle’s real estate portfolio brings great properties to GLPI and adds one of the leading gaming operators as a new tenant,” said Peter Carlino, Chairman and CEO of GLPI. “Pinnacle’s proven track record of continued improving operating performance will make GLPI even stronger as we pursue long-term growth. The combination of these extremely attractive gaming real estate portfolios will create the third largest publicly traded triple-net REIT, with the scale, diversity and financial strength to deliver increased value to both companies’ shareholders. Our combined shareholders will benefit from the stable, significant cash flows that we will generate from our long-term lease agreements - along with our commitment to maintaining a strong balance sheet, including an investment grade credit rating that will enable us to pursue future opportunities. We are excited to develop a mutually beneficial, long-term relationship with a quality organization and we look forward to working with them on future additional transaction opportunities.”

“This is a compelling transaction that unlocks the value of Pinnacle’s real estate assets and delivers substantial value to our shareholders,” said Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment. “In addition, Pinnacle shareholders will have the opportunity to benefit from owning a larger, more diversified REIT. As a premier operator of casino, resort and entertainment properties, Pinnacle will continue to improve its operating efficiency, expand property level margins and pursue growth opportunities that leverage the Company’s proven management and development skills. Our Company will be well capitalized and positioned for future growth with pro forma initial year leverage of approximately 3.5x, and have the financial flexibility to capitalize on future value-enhancing opportunities.”

The agreed-upon exchange ratio gives PropCo an implied enterprise value of $4.75 billion, implying 12.6x initial year PropCo adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), or 13.2x including transaction-related fees and expenses. Pro forma for the transaction, existing Pinnacle shareholders will own 100% of OpCo and approximately 56 million shares in GLPI, representing an approximate 27% equity interest in the larger, post-transaction GLPI. Pinnacle’s OpCo will continue to own and operate other assets, including Belterra Park Gaming & Entertainment, the Heartland Poker Tour, Pinnacle’s interest in Retama Park, gaming licenses, gaming equipment as well as approximately 450 acres of developable land, principally in Lake Charles and Baton Rouge, adjacent to real estate GLPI would acquire.

After the close of the transaction, which the companies expect will be completed in the first quarter of 2016, Pinnacle will operate the leased gaming facilities under a triple-net 10-year Master Lease agreement with GLPI that will have five subsequent, five-year extension periods at Pinnacle’s option. Pinnacle will initially pay GLPI $377 million in rent in the first year after close, which will result in a lease coverage ratio of 1.9x adjusted property earnings before interest, taxes, depreciation, amortization and rent (adjusted property EBITDAR)/lease expense. GLPI anticipates the transaction will deliver low double-digit percentage accretion to its pro forma adjusted funds from operations (AFFO) per share in the first year after close. Under the triple-net lease structure, GLPI will benefit from the continued revenue growth of Pinnacle’s operating assets. The combined REIT expects to continue to distribute at least 90% of its annual taxable income as dividends, and the first full year dividend per share is expected to increase by approximately a low double-digit percentage.

The addition of Pinnacle’s 14 properties in 7 states to GLPI’s existing portfolio of 21 properties in 12 states will give the combined company 35 casino and hotel assets across 14 states. The combined REIT will lease 18 of its facilities to Penn National Gaming, 14 to Pinnacle and one to Casino Queen in East St. Louis, Illinois. GLPI Holdings, Inc., a subsidiary of GLPI, will continue to own and operate two gaming facilities located in Baton Rouge, Louisiana and Perryville, Maryland.

The transaction is subject to customary closing conditions, including regulatory approvals and the approval of GLPI and Pinnacle’s shareholders. The Carlino Family Trust and Fortress Investment Group have signed agreements to vote in support of the transaction.

GLPI has secured committed financing for the transaction from BofA Merrill Lynch and J.P. Morgan, subject to customary conditions. Pinnacle has secured committed financing from J.P. Morgan, Goldman, Sachs & Co., BofA Merrill Lynch, U.S. Bank, Fifth Third Bank, Wells Fargo Bank, Credit Agricole and Deutsche Bank.

Morgan Stanley, BofA Merrill Lynch and J.P. Morgan Securities LLC are acting as financial advisors and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to GLPI. Goldman, Sachs & Co. is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Gibson, Dunn & Crutcher LLP are acting as legal advisors to Pinnacle.

PRO FORMA PROPERTY INFORMATION

Properties Owned by GLPI and Leased to Pinnacle OpCo

Property Name	Location
Ameristar Casino Resort Spa Black Hawk	Black Hawk, Colorado
Ameristar Casino Hotel East Chicago	East Chicago, Indiana
Belterra Casino Resort	Florence, Indiana
Ameristar Casino Hotel Council Bluffs	Council Bluffs, Iowa
L’Auberge Casino & Hotel Baton Rouge	Baton Rouge, Louisiana
Boomtown Casino & Hotel Bossier City	Bossier City, Louisiana
L’Auberge Casino Resort Lake Charles	Lake Charles, Louisiana
Boomtown Casino New Orleans	New Orleans, Louisiana
Ameristar Casino Hotel Vicksburg	Vicksburg, Mississippi
Ameristar Casino Hotel Kansas City	Kansas City, Missouri
Ameristar Casino Resort Spa St. Charles	St. Charles, Missouri
River City Casino & Hotel	St. Louis, Missouri
Cactus Petes	Jackpot, Nevada
The Horseshu	Jackpot, Nevada

Properties Owned by GLPI and Leased to Penn National Gaming

Property Name	Location
Argosy Casino Alton	Alton, Illinois
Hollywood Casino Aurora	Aurora, Illinois
Hollywood Casino Joliet	Joliet, Illinois
Hollywood Casino Lawrenceburg	Lawrenceburg, Indiana
Hollywood Casino Hotel & Raceway Bangor	Bangor, Maine
Hollywood Casino Gulf Coast	Bay St. Louis, Mississippi
Boomtown Casino Biloxi	Biloxi, Mississippi
Hollywood Casino Tunica	Tunica, Mississippi
Argosy Casino Riverside	Riverside, Missouri
Hollywood Casino St. Louis	Maryland Heights, Missouri
Zia Park Casino	Hobbs, New Mexico
The M Resort Spa & Casino Las Vegas	Henderson, Nevada
Hollywood Casino Columbus	Columbus, Ohio
Hollywood Gaming at Dayton Raceway	Dayton, Ohio
Hollywood Casino Toledo	Toledo, Ohio
Hollywood Gaming at Mahoning Valley Race Course	Youngstown, Ohio
Hollywood Casino at Penn National Race Course	Grantville, Pennsylvania
Hollywood Casino at Charles Town Races	Charles Town, West Virginia

Properties Owned by GLPI and Leased to Casino Queen

Property Name	Location
Casino Queen	East St. Louis, Illinois

Properties Owned and Operated by GLPI Holdings, Inc., a subsidiary of GLPI

Property Name	Location
Hollywood Casino Baton Rouge	Baton Rouge, Louisiana
Hollywood Casino Perryville	Perryville, Maryland

SUMMARY OF PINNACLE MASTER LEASE TERMS

Lease Structure	●	“Triple Net” Master Lease: Pinnacle OpCo is responsible for maintenance capital expenditures, property taxes, insurance and other expenses
	●	All properties subject to the lease to be cross-defaulted / guaranteed by Pinnacle OpCo
	●	OpCo is responsible for acquisition, maintenance, operation and disposition of all (including gaming) FF&E and personal property required for operations
Term and Termination	●	10 years, with five 5-year extensions at Pinnacle OpCo’s option
	●	Causes for termination by lessor include lease payment default, bankruptcy and/or loss of gaming licenses
	●	At the end of the lease term, Pinnacle OpCo will be required to transfer the gaming assets (including the gaming licenses) to successor tenant for fair market value, subject to regulatory approval
	●	Provisions for orderly auction-based transition to new operator at the end of the lease term if not extended
Rent	●	Year 1 rent of $377.0MM comprised of (1):
¡ Fixed building rent of $289.2MM with annual escalators (subject to minimum property-level EBITDAR rent coverage of 1.8x); plus:
¡ Fixed land rent of $43.9MM; plus:
¡ Percentage rent component for the facilities of $43.9MM reset every 2 years equal to 4% of the excess (if any) of the average net revenue for such facilities for the trailing two years over a baseline
Capital Expenditures	●	Pinnacle OpCo required to maintain properties and spend a minimum of 1% of net revenues on maintenance capital (including FF&E and capitalized personal property required for operations) annually
	●	Structural projects generally require GLPI consent, not to be unreasonably withheld
	●	GLPI to provide requisite financing for future capital projects if requested by Pinnacle at terms mutually agreeable to both parties
Other Lease Related Terms	●	Obligations under the Master Lease are guaranteed by Pinnacle OpCo and certain of its subsidiaries
	●	Certain rights of first offer as well as radius restrictions on competition

Note: (1) To be updated upon finalizing a transaction based on Pinnacle’s trailing 12 month net revenues

Conference Calls, Webcasts and Replay Details
Gaming and Leisure Properties will host a live conference call and simultaneous webcast today, July 21, at 9:00 am ET, which will be open to the general public. The conference call number is 877-705-6003; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.glpropinc.com; allow 15 minutes to register and download and install any necessary software. A presentation summarizing the transaction will be available on GLPI’s website. A replay of will be available approximately two hours after the call concludes and can be accessed for 30 days on GLPI’s website

Pinnacle management will also host a live conference call to discuss the transaction and Pinnacle OpCo today at 11:00 am ET, which will be open to the general public. The conference call number is (706) 679-7241 and the passcode is 90143810. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. During the conference call and webcast, Pinnacle management will review a presentation regarding the OpCo, which can be accessed via its investor relations website at http://investors.pnkinc.com.

This press release, which includes financial information to be discussed during the conference call and disclosure and reconciliation of non-GAAP financial measures, is also available on www.glpropinc.com or www.pnkinc.com.

About GLPI
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI has elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Ohio. The Company also holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
Forward-looking statements in this document are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Gaming and Leisure Properties, Inc. (“GLPI”) (NASDAQ: GLPI) and its subsidiaries (“GLPI”) and Pinnacle Entertainment, Inc. and its subsidiaries (“Pinnacle”) (NYSE: PNK) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include information concerning GLPI’s and Pinnacle’s business strategy, plans, and goals and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could’ are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements: the ultimate outcome and results of integrating the assets to be acquired by GLPI in the proposed transaction with Pinnacle; the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction GLPI’s and Pinnacle’s financial condition, operating results, strategy and plans; and additional factors discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in GLPI’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange

Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of GLPI and Pinnacle. Neither GLPI nor Pinnacle undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, GLPI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. GLPI and Pinnacle also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov.

Certain Information Regarding Participants
GLPI and Pinnacle and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of GLPI’s directors and executive officers in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 30, 2015. Investors may obtain information regarding the names, affiliations and interests of Pinnacle’s directors and executive officers in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 10, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents at the SEC’s website at www.sec.gov.

Contacts
For GLPI:	For Pinnacle Entertainment:

Investors	Investors
Dan Burch / Laurie Connell / Jeanne Carr	Vincent J. Zahn, CFA
MacKenzie Partners, Inc.	VP, Finance, Investor Relations & Treasury
212-929-5500	702-541-7777 / investors@pnkmail.com

Bill Clifford	Media
Gaming and Leisure Properties, Inc.	Tracy West
610-401-2900	VP, Communications
702-541-7777 / tracy.west@pnkmail.com
Media
Ron Low / Reze Wong / Zachary Tramonti	Dan Katcher / Sharon Stern / Joe Berg
Sard Verbinnen & Co	Joele Frank, Wilkinson Brimmer Katcher
415-618-8750 / 212-687-8080	212-355-4449

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